UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)           May 18, 2007

SOUTHWEST CASINO CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-50572	87-0686721
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Killebrew Drive, Suite 350, Minneapolis, MN 55425

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code  952-853-9990

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

☐  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a.12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFT 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

On May 18 2007, the National Indian Gaming Commission approved Amendment No. 11 to the Third Amended and Restated Gaming Management Agreement dated June 16, 1995 between Southwest Casino and Hotel Corp., a wholly owned subsidiary of Southwest Casino Corporation, (collectively “Southwest”) and the Cheyenne and Arapaho Tribes of Oklahoma (the “Tribes”).

Southwest entered into Amendment No. 11 with the Tribes on April 14, 2007, following authorization of the Amendment by the Cheyenne and Arapaho Tribal Council and ratification of the Amendment by the tribal Legislature.  Under federal law, the Amendment was not effective until approved by the National Indian Gaming Commission (“NIGC”).

Amendment No. 11 extends the Third Amended and Restated Gaming Management Agreement until the earlier of May 19, 2009 or NIGC approval of a new gaming management contract between Southwest and the Tribes.  Amendment No. 11 also reduces the management fee to be paid to Southwest by the Tribes from 20 percent of Net Revenue (as defined in the Agreement) to 10 percent of the first $28 million of Net Revenue with an additional 15 percent management fee on Net Revenue above $28 million. This description of Amendment No. 11 in this report and the accompanying press release is qualified in its entirety by the copy of Amendment No. 11 attached to this report as Exhibit 10.1.

Item 7.01               Regulation FD Disclosure

On May 21, 2007, Southwest Casino Corporation issued a press release announcing a two-year extension of its existing gaming management agreement with the Cheyenne and Arapaho Tribes of Oklahoma.  A copy of that press release is attached to this report as Exhibit 99.1.

Item 9.01               Financial Statements and Exhibits

(c)   Exhibits.

Exhibit No.	Description	Method of Filing
10.1	Amendment No. 11 to Third Amended and Restated Gaming Management Agreement dated June 16, 1995	Filed herewith
99.1	Southwest Casino Corporation Press Release issued May 21, 2007	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWEST CASINO CORPORATION

Date: May 21, 2007

	By:	/s/ Thomas E. Fox
Name: Thomas E. Fox
Title: President